EXHIBIT 99.1

ALLCITY INSURANCE COMPANY

PRESS RELEASE

            ALLCITY INSURANCE COMPANY ANNOUNCES DELISTING FROM NASDAQ


                                                             February 20, 2002


         BROOKLYN, NY-- ALLCITY INSURANCE COMPANY (ALCI-NASDAQ) (the "Company") today announced that it has received notice from Nasdaq Stock Market, Inc. ("Nasdaq") indicating that the Nasdaq staff has determined that its shares will be delisted, effective February 25, 2002, due to the Company's failure to hold its annual shareholders' meeting and to otherwise meet Nasdaq's proxy solicitation requirements for the fiscal year ended December 31, 2001, as required by Nasdaq's Marketplace Rules 4350(e) and 4350(g), respectively. The Company was also advised by Nasdaq that for the last 30 consecutive days it has failed to meet the minimum market value of publicly held shares and the minimum bid price per share as required by Nasdaq's Marketplace Rules 4450(a)(2) and 4450(a)(5).

         The Company anticipates that its common shares may be quoted on the over-the-counter bulletin board commencing on February 25, 2002 under a new ticker symbol.

         As part of the Empire Group, Allcity is a property casualty insurer that formerly specialized in commercial and personal property and casualty insurance business primarily in the New York metropolitan area.

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         The statement that the Company's common shares may be quoted on the OTC
Bulletin Board constitutes a forward looking statement within the meaning of
Section 21E of the Securities and Exchange Act of 1934, as amended, and is subject to certain risks and uncertainties over which the Company may have no control, such as the failure of market makers to register to quote the Company's common shares on the OTCBB. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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